Exhibit 99.(d).1.d

FOURTH AMENDMENT

TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 8th day of September, 2015, amends that certain Investment Advisory Agreement dated as of February 19, 2014, as amended (the “Agreement”), by and between Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Trust”), and Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), as follows:

1.	The Virtus Select MLP and Energy Fund (the “Fund”) is hereby added as an additional Series to the Agreement.

2.	The investment advisory fees for the Funds are hereby set forth on Schedule A to the Agreement, Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such addition.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

4.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Senior Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee	Based upon

Virtus Credit Opportunities Fund	0.75%	“managed assets”
Virtus Select MLP and Energy Fund	1.00%	“net assets”

	Annual Investment Advisory Fee
Series	1st $5 Billion	$5+ Billon	Based upon
Virtus Alternative Income Solution Fund	1.80%	1.75%	“managed assets”

Virtus Alternative Inflation Solution Fund	1.75%	1.70%	“managed assets”

Virtus Alternative Total Solution Fund	1.95%	1.90%	“managed assets”

Virtus Strategic Income Fund	0.80%	0.75%	“managed assets”

Virtus Multi-Strategy Target Return Fund	1.30%	1.25%	“net assets”